Exhibit 99

DOMINION ENERGY, INC.

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended September 30, 2025
(millions, except per share amounts)
Operating Revenue	$15,813

Operating Expenses	11,764

Income from operations	4,049

Other income (expense)	1,011

Interest and related charges	1,957

Income from continuing operations including noncontrolling interest before income tax expense	3,103

Income tax expense	466

Net Income From Continuing Operations Including Noncontrolling Interest	2,637

Net Income (Loss) From Discontinued Operations Including Noncontrolling	(3)
Interest

Net Income Including Noncontrolling Interests	2,634

Noncontrolling Interests	69

Net Income Attributable to Dominion Energy	$2,565

Amounts attributable to Dominion Energy
Net income from continuing operations	$2,568
Net income (loss) from discontinued operations	(3)
Net income attributable to Dominion Energy	$2,565

EPS – Basic
Net income from continuing operations	$2.96
Net income (loss) from discontinued operations	—
Net income attributable to Dominion Energy	$2.96

EPS – Diluted
Net income from continuing operations	$2.96
Net income (loss) from discontinued operations	—
Net income attributable to Dominion Energy	$2.96

VIRGINIA ELECTRIC AND POWER COMPANY

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended September 30, 2025
(millions)
Operating Revenue	$11,235

Operating Expenses	8,071

Income from operations	3,164

Other income (expense)	227

Interest and related charges	945

Income before income tax expense	2,446

Income tax expense	380

Net Income Including Noncontrolling Interests	$2,066

Noncontrolling Interests	69

Net Income Attributable to Virginia Power	$1,997